Exhibit 99.4

VALEANT PHARMACEUTICALS INTERNATIONAL, INC., MEDICIS PHARMACEUTICAL

CORPORATION AND BAUSCH & LOMB HOLDINGS INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of loss for the fiscal year ended December 31, 2012 and for the six months ended June 30, 2013 are prepared by Valeant Pharmaceuticals International, Inc. (“Valeant”) and give effect to the following transactions as if they had occurred on January 1, 2012:

•	The acquisition of Bausch & Lomb Holdings Incorporated (“B&L”) by Valeant on August 5, 2013 and the effect from the debt and equity that were issued by Valeant to finance the acquisition; and

•	the acquisition of Medicis Pharmaceutical Corporation (“Medicis”) by Valeant, which took place on December 11, 2012, and the effect of the term loan and senior notes that were issued by Valeant to finance the acquisition.

The unaudited pro forma condensed combined balance sheet as of June 30, 2013 combines the historical consolidated balance sheets of Valeant and B&L, giving effect to the acquisition of B&L by Valeant as if it had occurred on June 30, 2013.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statements of loss, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•	separate audited consolidated financial statements of Valeant as of and for the year ended December 31, 2012 and the related notes, included in Valeant’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	separate audited consolidated financial statements of B&L as of and for the year ended December 29, 2012 and the related notes, filed by Valeant on SEDAR on June 7, 2013 and on EDGAR on June 10, 2013;

•	separate unaudited consolidated financial statements for the nine months ended September 30, 2012 and the related notes, included in Medicis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2012;

•	separate unaudited consolidated financial statements of Valeant as of and for the six months ended June 30, 2013 and the related notes, included in Valeant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013; and

•	separate unaudited consolidated financial statements of B&L as of and for the six months ended June 29, 2013 and the related notes, included in this report.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Any material transactions between Valeant, B&L, and/or Medicis during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP. The accounting for the acquisition of B&L is dependent upon certain valuations that are provisional and are subject to change. Valeant will finalize these amounts as it obtains the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Valeant’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisitions of B&L and Medicis, the costs to integrate the operations of Valeant, B&L and Medicis or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF LOSS

For the year ended December 31, 2012

	Valeant	Medicis January 1 to September 30, 2012 [1]	Medicis October 1 to December 10, 2012	Pro forma adjustments (Note 6)		Valeant Pro forma	B&L For the year ended December 29, 2012 [2]	Pro forma adjustments (Note 7)		Valeant combined pro forma
	I	II	III	IV		V = I+II+III+IV	VI	VII		V + VI + VII
	(All dollar amounts expressed in thousands of U.S. dollars except per share data)
Revenues
Product sales	$3,309,895	$574,263	$111,223	$—		$3,995,381	$3,037,601	$—		$7,032,982
Alliance and royalty	171,841	—	—	—		171,841	—	—		171,841
Service and other	64,890	4,228	988	—		70,106	—	—		70,106

	3,546,626	578,491	112,211	—		4,237,328	3,037,601	—		7,274,929

Expenses
Cost of goods sold (exclusive of amortization of intangible assets shown below)	921,533	62,303	14,352	(22,922	)(a)	975,266	1,152,902	—		2,128,168
Cost of alliance and service revenues	116,983	—	—	—		116,983	—	—		116,983
Selling, general and administrative	756,083	317,813	84,003	(7,697	)(c)	1,150,202	1,205,207	—		2,355,409
Research and development	79,052	40,900	10,549	—		130,501	224,935	—		355,436
Amortization of intangible assets	928,885	49,893	11,994	95,335	(b)	1,086,107	114,675	214,492	(a)	1,415,274
Restructuring, integration and other costs	344,387	—	—	—		344,387	31,547	—		375,934
In-process research and development impairments and other charges	189,901	46,506	—	—		236,407	—	—		236,407
Acquisition-related costs	78,604	6,378	12,172	(73,961	)(d)	23,193	11,059	—		34,252
Legal settlements and related fees	56,779	—	—	—		56,779	59,728	—		116,507
Acquisition-related contingent consideration	(5,266)	—	—	—		(5,266)	—	—		(5,266)

	3,466,941	523,793	133,070	(9,245)		4,114,559	2,800,053	214,492		7,129,104

Operating income (loss)	79,685	54,698	(20,859)	9,245		122,769	237,548	(214,492)		145,825
Interest income	5,986	2,123	693	—		8,802	2,776	—		11,578
Interest expense	(473,396)	(12,240)	(5,478)	(115,024	)(e)	(606,138)	(211,825)	(212,607	)(b)	(1,030,570)
Write-down of deferred financing charges	(8,200)	—	—	—		(8,200)	—	—		(8,200)
Loss on extinguishment of debt	(20,080)	—	—	—		(20,080)	(34,207)	34,207	(b)	(20,080)
Foreign exchange and other	19,721	(7,643)	7,000	7,743	(f)	26,821	(8,608)	—		18,213
Gain on investments, net	2,056	—	—	—		2,056	—	—		2,056

(Loss) income before (recovery of) provision for income and equity in losses of equity method investee	(394,228)	36,938	(18,644)	(98,036)		(473,970)	(14,316)	(392,892)		(881,178)

(Recovery of) provision for income taxes	(278,203)	15,725	(6,917)	(47,631	)(g)	(317,026)	32,217	(104,116	)(c)	(388,925)
Equity in losses of equity method investee	—	—	—	—		—	24,074	—		24,074

Net (loss) income	$(116,025)	$21,213	$(11,727)	$(50,405)		$(156,944)	$(70,607)	$(288,776)		$(516,327)

Net income attributed to noncontrolling interest	—	—	—	—		—	2,923	—		2,923
Net (loss) income attributed to Valeant	$(116,025)	$21,213	$(11,727)	$(50,405)		$(156,944)	$(73,530)	$(288,776)		$(519,250)

Basic (loss) income per share	$(0.38)					$(0.51)				$(1.56)

Diluted (loss) income per share	$(0.38)					$(0.51)				$(1.56)

Weighted-average number of common shares outstanding (000)
Basic	305,446					305,446		27,059	(s)	332,505
Diluted	305,446					305,446		27,059	(s)	332,505

1. The consolidated statement of income of Medicis for the nine months ended September 30, 2012 has been derived from the Medicis historical consolidated financial statements as of and for the nine months ended September 30, 2012 with certain re-classification adjustments made by Valeant as described in Note 2. Basis of Presentation.

2. The consolidated statement of loss of B&L for the year ended December 29, 2012 has been derived from the B&L historical consolidated financial statements for the year ended December 29, 2012 with certain re-classification adjustments made by Valeant as described in further detail in Note 2. Basis of Presentation .

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments in Connection with the Medicis Acquisition and Note 7. Pro Forma Adjustments in Connection with the B&L Acquisition .

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF LOSS

For the six months ended June 30, 2013

	Valeant	Pro forma adjustments (Note 6)		Valeant Pro forma	B&L For the six months ended June 29 2013 [1]	Pro forma adjustments (Note 7)		Valeant combined pro forma
	I	II		III = I+II	IV	V		III+IV+V
	(All dollar amounts expressed in thousands of U.S. dollars except per share data)
Revenues
Product sales	$2,102,380	$—		$2,102,380	$1,575,399	$—		$3,677,779
Alliance and royalty	23,180	—		23,180	—	—		23,180
Service and other	38,557	—		38,557	—	—		38,557

	2,164,117	—		2,164,117	1,575,399	—		3,739,516

Expenses
Cost of goods sold (exclusive of amortization of intangible assets shown below)	568,087	(59,174	)(a)	508,913	601,520	—		1,110,433
Cost of alliance and service revenues	29,888	—		29,888	—	—		29,888
Selling, general and administrative	499,272	—		499,272	613,690	—		1,112,962
Research and development	48,264	—		48,264	134,170	—		182,434
Amortization of intangible assets	629,773	—		629,773	69,678	94,905	(a)	794,356
Restructuring, integration and other costs	102,650	—		102,650	388	—		103,038
In-proces research and development impairments and other charges	4,830	—		4,830	—	—		4,830
Acquisition-related costs	15,778	(601	)(d)	15,177	2,900	(2,995	)(d)	15,082
Legal settlements and related fees	5,572	—		5,572	900	—		6,472
Acquisition-related contingent consideration	1,484	—		1,484	—	—		1,484

	1,905,598	(59,775)		1,845,823	1,423,246	91,910		3,360,979

Operating income	258,519	59,775		318,294	152,153	(91,910)		378,537
Interest income	2,650	—		2,650	1,571	—		4,221
Interest expense	(332,108)	—		(332,108)	(124,881)	(61,136	)(b)	(518,125)
Loss on extinguishment of debt	(21,379)	—		(21,379)	(1,050)	1,050	(b)	(21,379)
Foreign exchange and other	(8,643)	—		(8,643)	(2,724)	—		(11,367)
Gain on investments, net	5,822	—		5,822	3,400	—		9,222

(Loss) income before recovery of income taxes and equity in losses of equity method investee	(95,139)	59,775		(35,364)	28,469	(151,996)		(158,891)

(Recovery of) provision for income taxes	(78,475)	15,681	(g)	(62,794)	21,902	(47,493	)(c)	(88,385)
Equity in losses of equity method investee	—	—		—	7,384	—		7,384

Net (loss) income	$(16,664)	$44,094		$27,430	$(817)	$(104,503)		$(77,890)

Net income attributed to noncontrolling interest	—	—		—	1,354	—		1,354
Net (loss) income attributed to Valeant	$(16,664)	$44,094		$27,430	$(2,171)	$(104,503)		$(79,244)

Basic loss per share	$(0.05)			$0.09				$(0.24)

Diluted loss per share	$(0.05)			$0.09				$(0.24)

Weighted-average number of common shares outstanding (000)
Basic	307,677			307,677		26,162	(s)	333,839
Diluted	307,677			314,118		26,162	(s)	333,839

1. The consolidated statement of income of B&L for the six months ended June 29, 2013 has been derived from the B&L historical consolidated financial statements as of and for the six months ended June 29, 2013 with certain re-classification adjustments made by Valeant as described in further detail in Note 2. Basis of Presentation .

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments in Connection with the Medicis Acquisition and Note 7. Pro Forma Adjustments in Connection with the B&L Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of June 30, 2013

	Valeant	B&L As of June 29 2013 [1]	Pro forma adjustments (Note 7)		Valeant combined Pro forma
	I	II	III		I + II + III
	(All dollar amounts expressed in thousands of U.S. dollars)

Assets
Current
Cash and cash equivalents	$2,539,390	$122,187	$(1,796,390	) (p)	$865,187
Accounts receivable, net	1,127,006	583,578	—		1,710,584
Inventories, net	497,059	380,330	274,997	(e)	1,152,386
Prepaid expenses and other current assets	115,497	183,805	—		299,302
Assets held for sale	54,400	—	—		54,400
Deferred tax assets, net	198,674	111,792	20,516	(c)	330,982

Total current assets	4,532,026	1,381,692	(1,500,877)		4,412,841

Property, plant and equipment, net	440,998	747,372	—		1,188,370
Intangible assets, net	9,289,669	1,939,086	2,775,161	(f)	14,003,916
Goodwill	5,277,798	1,587,513	2,787,176	(g)	9,652,487
Deferred tax assets, net	42,331	19,989	—		62,320
Other long-term assets, net	199,436	118,648	(59,688	) (h)	258,396

Total assets	$19,782,258	$5,794,300	$4,001,772		$29,578,330

Liabilities
Current liabilities:
Accounts payable	$284,544	$161,121	$—		$445,665
Accrued liabilities and other current liabilities	1,035,007	684,305	(46,023	) (i)	1,673,289
Acquisition-related contingent consideration	91,029	—	—		91,029
Current portion of long-term debt	346,875	231,321	(71,821	) (j)	506,375
Deferred tax liabilities, net	4,363	1,390	53,107	(c)	58,860

Total current liabilities	1,761,818	1,078,137	(64,737)		2,775,218

Acquisition-related contingent consideration	342,079	3,851	(3,851	) (k)	342,079
Long-term debt	10,447,230	3,929,952	3,076,307	(j)	17,453,489
Liabilities for uncertain tax positions	105,766	47,280	—		153,046
Deferred tax liabilities, net	1,261,125	450,217	1,034,201	(c)	2,745,543
Other long-term liabilities	161,711	276,483	(43,462	) (l)	394,732

Total liabilities	14,079,729	5,785,920	3,998,458		23,864,107

Shareholders’ equity
Common shares	8,250,192	1,002	(1,002	) (m)	8,250,192
Additional paid-in capital	225,289	1,374,896	(1,374,896	) (n)	225,289
Accumulated deficit	(2,429,051)	(1,148,100)	1,057,494	(q)	(2,519,657)
Accumulated other comprehensive loss	(343,901)	(236,522)	236,522	(o)	(343,901)

Total shareholders’ equity	5,702,529	(8,724)	(81,882)		5,611,923
Noncontrolling interest	—	17,104	85,196	(r)	102,300

Total equity	5,702,529	8,380	3,314		5,714,223

Total liabilities and equity	$19,782,258	$5,794,300	$4,001,772		$29,578,330

1. The consolidated balance sheet of B&L as of June 29, 2013 has been derived from the B&L historical consolidated financial statements as of and for the six months ended June 29, 2013 with certain re-classification adjustments made by Valeant as described in further detail in Note 2. Basis of Presentation.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7. Pro Forma Adjustments in Connection with the B&L Acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.	Description of Transactions

Acquisition of B&L

On August 5, 2013, Valeant acquired B&L, pursuant to the merger agreement dated May 24, 2013 (the “Merger Agreement”), among Valeant, Valeant Pharmaceutical International, Stratos Merger Corp., a Delaware corporation and wholly-owned subsidiary of Valeant (“Merger Sub”), and B&L (the “B&L Acquisition”). Subject to the terms and conditions set forth in the Merger Agreement, B&L became a wholly-owned subsidiary of Valeant. B&L is a global eye health company that focuses primarily on the development, manufacture and marketing of eye health products, including contact lenses, contact lens care solutions, ophthalmic pharmaceuticals and ophthalmic surgical products.

In accordance with the Merger Agreement, at the effective time of the B&L Acquisition, each share of B&L common stock, par value $0.01 per share, issued and outstanding immediately prior to such effective time was converted into the right to receive its pro rata shares, without interest, of an aggregate purchase price equal to $8.7 billion minus B&L’s existing indebtedness for borrowed money (which was paid off by Valeant in accordance with the terms of the Merger Agreement) and related fees and costs, minus certain of B&L’s transaction expenses, minus certain payments with respect to certain cancelled B&L performance-based options (which were not outstanding immediately prior to such effective time), plus the aggregate exercise price applicable to B&L’s outstanding options immediately prior to the effective time, and plus certain cash amounts, all as further described in the Merger Agreement. The B&L Acquisition was financed with debt and equity issuances, which is further discussed in Note 7. The net proceeds from the debt and equity issuances were utilized to fund (i) the B&L Acquisition, (ii) the repayment of B&L’s outstanding debt, and (iii) the related transaction costs and expenses.

Acquisition of Medicis

On September 2, 2012, Valeant, Valeant Pharmaceuticals International, a Delaware corporation and wholly owned subsidiary of Valeant (“VPI”), Merlin Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of VPI (“Merger Sub”) and Medicis entered into an agreement and plan of merger under which Merger Sub merged with and into Medicis, with Medicis continuing as the surviving entity and a wholly-owned subsidiary of Valeant (the “Medicis Acquisition”). The Medicis Acquisition was completed on December 11, 2012.

On the date of the Medicis Acquisition, each share of Medicis Class A common stock, issued and outstanding immediately prior to the date of the Medicis Acquisition was converted into the right to receive $44.00 in cash (the “Per Share Merger Consideration”), without interest.

Each Medicis stock option and stock appreciation right, whether vested or unvested, that was outstanding immediately prior to the date of the Medicis Acquisition was cancelled and converted into the right to receive an amount equal to the excess, if any, of the Per Share Merger Consideration over the exercise price of such stock option or stock appreciation right, as applicable. Each Medicis restricted share, whether vested or unvested, that was outstanding immediately prior to the date of the Medicis Acquisition was cancelled and converted into the right to receive the Per Share Merger Consideration.

In connection with the Medicis Acquisition, Valeant obtained $2.75 billion in financing through a syndication of the incremental term B loan under its existing senior secured credit facilities of $1.0 billion (the “Incremental Term Loan B Facility”) and the issuance of the 6.375% senior notes due 2020 (the “2020 Senior Notes”) in the aggregate principal amount of $1.75 billion. The proceeds from the issuance of the Incremental Term Loan B Facility and the 2020 Senior Notes were utilized to fund (i) the Medicis Acquisition, (ii) Medicis’ obligation to pay the conversion consideration with respect to, or repurchase, the Medicis convertible senior notes, and (iii) transaction costs and expenses.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and was based on the historical financial statements of Valeant, B&L, and Medicis.

Certain reclassifications have been made to the historical financial statements of Medicis and B&L to conform to the financial statement presentation adopted by Valeant, which include the following:

Adjustments made to Medicis’ historical consolidated statement of income for the nine months ended September 30, 2012:

•	Reclassification of depreciation expense of $7.3 million from depreciation and amortization to selling, general, and administrative expense;

•	Reclassification of impairment of intangible assets of $2.7 million to amortization of intangible assets;

•	Reclassification of certain milestone payments of $46.5 million from research and development to in-process research and development impairments and other charges; and

•	Reclassification of acquisition-related costs of $6.4 million from selling, general and administrative expense to acquisition-related costs.

Adjustments made to B&L’s historical consolidated statements of income for the year ended December 29, 2012 and for the six months ended June 29, 2013:

•	Reclassification of intangible asset amortization expense of $114.7 million for the year ended December 29, 2012 and $69.7 million for the six months ended June 29, 2013 from selling, general, and administrative expense to amortization of intangible assets;

•	Reclassification of litigation and settlement-related costs of $59.7 million for the year ended December 29, 2012 and $0.9 million for the six months ended June 29, 2013 from selling, general, and administrative expense to legal settlements and related fees;

•	Reclassification of loss incurred on extinguishment of debt of $34.2 million for the year ended December 29, 2012 and $1.1 million for the six months ended June 29, 2013 from interest expense and other financing costs to loss on extinguishment of debt;

•	Reclassification of gain recorded on the acquisition of unowned shares of a previously-held equity method investment of $3.4 million for the six months ended June 29, 2013 from selling, general, and administrative expense to gain on investments, net;

•	Reclassification of acquisition-related costs of $0.6 million for the year ended December 29, 2012 and $0.5 million for the six months ended June 29, 2013 from cost of goods sold to acquisition-related costs;

•	Reclassification of acquisition-related costs of $10.4 million for the year ended December 29, 2012 and $2.4 million for the six months ended June 29, 2013 from selling, general and administrative expense to acquisition-related costs;

•	Reclassification of investment income of $1.2 million for the year ended December 29, 2012 and $1.4 million for the six months ended June 29, 2013 from interest and investment income to foreign exchange and other;

•	Reclassification of restructuring-related costs of $8.7 million for the year ended December 29, 2012 and $0.6 million for the six months ended June 29, 2013 from cost of products sold to restructuring, integration and other costs;

•	Reclassification of restructuring-related costs (recoveries) of $20.3 million for the year ended December 29, 2012 and $(0.6) million for the six months ended June 29, 2013 from selling, general and administrative expense to restructuring, integration and other costs; and

•	Reclassification of restructuring-related costs of $2.5 million for the year ended December 29, 2012 and $0.3 million for the six months ended June 29, 2013 from research and development expenses to restructuring, integration and other costs.

Adjustments made to B&L’s historical consolidated balance sheet as of June 29, 2013:

•	Reclassification of note payable to accrued liabilities and other current liabilities;

•	Reclassification of accrued compensation to accrued liabilities and other current liabilities;

•	Reclassification of income taxes payable to accrued liabilities and other current liabilities;

•	Reclassification of contingent consideration liability of $3.8 million from other long-term liabilities to acquisition-related contingent consideration;

•	Reclassification of pension and other benefit liabilities to other long-term liabilities; and

•	Reclassification of income tax liabilities to liabilities for uncertain tax positions.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded as of date of the B&L Acquisition, primarily at their respective fair values and added to those of Valeant. Financial statements and reported results of operations of Valeant issued after completion of the B&L Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of B&L. Similarly, in respect of the Medicis Acquisition, the assets acquired and liabilities assumed have been recorded as of the date of the acquisition, primarily at their respective fair values and added to those of Valeant. Financial statements and reported results of operations of Valeant issued after completion of the Medicis Acquisition reflect these values, but are not retroactively restated to reflect the historical financial position or results of operations of Medicis.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

In connection with the B&L Acquisition, total transaction costs expected to be incurred by Valeant are estimated to be approximately $73.3 million (includes $37.3 million commitment fee relating to the bridge loan facility incurred by Valeant in connection with the B&L Acquisition), of which $26.5 million had been incurred in the six months ended June 30, 2013. The remaining estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as of June 30, 2013 as a reduction to cash and cash equivalents and an increase to accumulated deficit. The unaudited pro forma condensed combined financial statements do not reflect any acquisition-related restructuring charges and integration charges expected to be incurred by Valeant in connection with the B&L Acquisition. Valeant estimates that it will incur total costs significantly less than the estimated annual synergies of more than $800 million in connection with the cost-rationalization and integration initiatives, which are expected to be substantially completed by the end of 2014. The cash and non-cash acquisition-related restructuring charges are expected to be in the range of $375 million to $425 million, on a pre-tax basis, exclusive of the charge of $4.3 million recognized by Valeant related to the unvested B&L stock options that were accelerated, by Valeant, in connection with the B&L Acquisition and an additional charge of $48.5 million incurred by Valeant, pursuant to the Merger Agreement, to holders of certain B&L performance-based options, which were cancelled prior to the execution of the Merger Agreement. Both charges will be recognized by Valeant in its consolidated statement of loss for the three and nine months ended September 30, 2013 as restructuring, integration and other costs.

In connection with the Medicis Acquisition, total acquisition-related transaction costs incurred by Valeant and Medicis in connection with the Medicis Acquisition were approximately $82.7 million. The unaudited pro forma condensed combined financial statements do not reflect any acquisition-related restructuring charges and integration charges expected to be incurred in connection with the Medicis Acquisition. Valeant estimates that it will incur total costs significantly less than the estimated annual synergies of $300 million in connection with the cost-rationalization and integration initiatives, which are expected to be substantially completed by the end of 2013. The estimated costs do not include a charge of $77.3 million recognized and paid in the fourth quarter of 2012 related to the acceleration of unvested stock options, restricted stock awards, and share appreciation rights for Medicis employees that was triggered by the change in control. Since the acquisition date, total costs of $161.3 million have been incurred by Valeant through June 30, 2013.

3.	Accounting Policies

In connection with the B&L Acquisition and the Medicis Acquisition, Valeant completed a review of B&L’s and Medicis’ accounting policies and did not identify any differences, other than the presentation differences as described in Note 2, that would have a material impact on the combined financial statements.

As a result, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4.	Fair Value of Consideration Transferred in Connection with the B&L Acquisition

The following is a preliminary estimate of the purchase price for the B&L Acquisition:

(In thousands)
Enterprise value	$8,700,000
Adjusted for the following:
B&L’s outstanding debt, including accrued interest	(4,248,310)
B&L’s company expenses	(6,377)
Payment in B&L’s performance-based options (a)	(48,478)
Payment for B&L’s cash balance	149,000
Additional cash payment	75,000
Other	(3,189)

Equity purchase price	4,617,646
Less: Estimated cash consideration to be paid for B&L’s unvested stock options that would be accelerated at the closing of the B&L Acquisition (b)
(4,320)

Estimated purchase price	$4,613,326

(a)	Pursuant to the Merger Agreement, Valeant paid $48.5 million to holders of certain B&L performance-based options, which were previously cancelled by B&L. Cash consideration paid in connection with these cancelled performance-based options is accounted for as post-combination expense.

(b)	In accordance with ASC 805, the cash consideration paid to holders of B&L stock options and restricted stock attributable to pre-combination services has been included as a component of purchase price. Cash consideration paid for outstanding stock options that were accelerated, by Valeant, in connection with the B&L Acquisition is accounted for as post-combination expense and consequently, has been excluded from the estimated purchase price.

5.	Assets Acquired and Liabilities Assumed in Connection with the B&L Acquisition

Assuming an acquisition date of June 30, 2013, the following is a preliminary estimate of the assets acquired and the liabilities assumed by Valeant in connection with the B&L Acquisition, reconciled to the estimated purchase price:

(In thousands)
Cash and cash equivalents	$122,187
Inventories, net (a)	655,327
Other current assets	767,383
Property, plant and equipment, net (b)	747,372
Intangible assets, net (c)	4,714,247
Other assets	62,091
Accounts payable	(161,121)
Other current liabilities	(683,296)
Long-term debt (d)	(4,195,818)
Other liabilities (e)	(280,301)
Deferred tax liabilities, net (f)	(1,407,134)

Total identifiable net assets acquired	340,937

Non-controlling interest (g)	(102,300)
Goodwill (h)	4,374,689

Estimated purchase price	$4,613,326

(a)	A preliminary fair value estimate of $655.3 million has been allocated to inventories acquired. The pro forma fair value adjustment to inventories acquired is based on B&L’s inventories as of the date of the B&L Acquisition, adjusted as follows based on Valeant management’s estimates using the following methods:

i.	Finished goods at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort of a market participant;
ii.	Work in process at estimated selling prices of finished goods less the sum of costs to complete, costs of disposal, and a reasonable profit allowance for the completing and selling effort of a market participant based on profit for similar finished goods; and
iii.	Raw materials at current replacement costs.

(b)	A preliminary fair value estimate of $747.4 million has been allocated to property, plant and equipment acquired, primarily consisting of land, buildings, machinery and equipment, leasehold improvements, equipment under operating lease and construction in progress. Depreciation related to the fair value of these assets has been reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of loss.

The fair value of the property, plant and equipment and the estimated useful lives are as follows:

(In thousands)	Estimated Fair Value	Average Estimated Useful Life
Estimated fair value adjustment:
Land	$47,198	N/A
Buildings	276,036	19 years
Machinery and equipment	272,765	6 years
Leasehold improvements	19,955	6 years
Assets under operating lease	12,290	4 years
Construction in progress	119,128	N/A

Total property, plant and equipment	$747,372

(c)	A preliminary fair value estimate of $4,714.2 million has been allocated to intangible assets acquired, primarily consisting of product brands, product rights, corporate trademark, and in-process research and development (“IPR&D”). Amortization related to the fair value of the finite-lived intangible assets has been reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of loss.

A key variable in determining the fair value of IPR&D includes the application of probability factors related to the likelihood of success of the respective products reaching each remaining stage of clinical and regulatory development, including market commercialization. The fair value of IPR&D is supported by industry and academic research papers that calculate probabilities of success by phase of development, and by Valeant management’s view on the regulatory risks associated with IPR&D from a market participant’s perspective. Changes in these probability factors may have a significant impact on the asset values.

The fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:

(In thousands)	Estimated Fair Value	Average Estimated Useful Life
Product brands	$1,770,164	10 years
Product rights	855,402	8 years
Corporate trademark (i)	1,690,551	N/A
In-process research and development (i)	398,130	N/A

Total	$4,714,247

(i)	Corporate trademark and acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets.

Acquired IPR&D assets are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the date of the B&L Acquisition, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, a determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would commence. The impact on earnings can be significant. If an IPR&D project were not successfully developed, an impairment charge may result.

(d)	Reflects the fair value of B&L’s debt as of the assumed acquisition date as follows:

(In thousands)
Unsecured term loan	$707,010
U.S. dollar-denominated senior secured term loan	1,915,832
Euro-denominated senior secured term loan	603,952
U.S. dollar-denominated senior secured delayed draw term loan	398,003
U.S. dollar-denominated revolver loan	170,383
Multi-currency denominated revolver loan	5,000
9.875% senior notes	350,000
Japanese yen denominated revolving credit facility	33,835
Debentures	11,803

Total (i)	$4,195,818

(i)	B&L incurred additional debt of $14.5 million subsequent to June 29, 2013, which was assumed by Valeant as part of the B&L Acquisition in addition to those outlined in the table above.

(e)	Included in other liabilities is $223.0 million related to the preliminary fair value estimate of B&L’s pension and other benefit liabilities.

(f)	Represents the net deferred income tax liability, based on the statutory tax rates of the relevant jurisdictions. The effect of deferred taxes was estimated as follows:

(In thousands)
Deferred income tax impact due to:
Estimated fair value adjustment for inventory	$(87,999)
Estimated fair value adjustment for intangible assets	(1,016,080)
Estimated fair value adjustment for pension and other benefit liabilities	(16,596)
Estimated fair value adjustment related to debt	34,892
Estimated fair value adjustment for contingent consideration liability	(1,525)

Estimated adjustments to deferred income taxes	(1,087,308)
B&L’s historical deferred tax liability, net	(319,826)

Estimated deferred income tax liability, net	$(1,407,134)

For purposes of these unaudited pro forma condensed combined financial statements, no adjustment has been made to the balance of unrecognized tax benefits, which is based on Valeant’s preliminary assessment and is subject to change. The effective tax rate of the combined company could be significantly different than the statutory tax rates used for the purposes of preparing the pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

(g)	Represents the preliminary fair value estimate of B&L’s noncontrolling interest.

(h)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is not deductible for tax purposes.

6.	Pro Forma Adjustments in Connection with the Medicis Acquisition

This note should be read in conjunction with Note 1. Description of Transaction; and Note 2. Basis of Presentation. The following summarizes the pro forma adjustments in connection with the Medicis Acquisition to give effect to the acquisition as if it had occurred on January 1, 2012 for purposes of the pro forma condensed combined statements of loss:

(a)	Valeant’s cost of sales for the year ended December 31, 2012 and the six months ended June 30, 2013 included a fair value adjustment related to inventory acquired as part of the Medicis Acquisition. Given the sale of the acquired inventory is expected to occur within the first year subsequent to the acquisition, there is no continuing impact of the acquired inventory adjustment on Valeant’s operating results, and as such, the inventory fair value adjustments recognized for year ended December 31, 2012 and the six months ended June 30, 2013 have been reversed for purposes of the unaudited pro forma condensed combined statements of loss.

(b)	To adjust amortization of intangible assets as follows:

(In thousands)	Year Ended December 31, 2012
Eliminate Medicis’ historical intangible asset amortization expense	$(61,887)
Estimated amortization expense of acquired finite-lived intangibles:
Product brands ($466,750 over an average useful life of 8 years)	57,965
Patents ($226,133 over an average useful life of 5 years)	45,227
In-licensed products ($635,712 over an average useful life of 11 years)	59,403
Corporate brand ($40,286 over a useful life of 14 years)	2,878
Less: amortization recorded by Valeant in the post-combination period	(8,251)

Total	$95,335

(c)	To adjust depreciation expense as follows:

(In thousands)	Year Ended December 31, 2012
Eliminate Medicis’ recorded depreciation expense	$(9,859)
Estimated depreciation expense	2,613
Less: depreciation expense recorded by Valeant in post-combinationperiod	(451)

Estimated depreciation expense	$(7,697)

(d)	To reverse acquisition-related transaction costs incurred by Valeant and Medicis in connection with the Medicis Acquisition as they do not have a continuing impact on the combined company’s financial results.

(e)	To record the following debt-related adjustments:

(In thousands)	Year Ended December 31, 2012
Eliminate interest expense recorded by Medicis related to the convertible senior notes that were settled in connection with the Medicis Acquisition	$(17,718)
Additional interest expense related to the Incremental Term Loan B and the 2020 Senior Notes issued in connection with the Medicis Acquisition (a)	161,177
Amortization of deferred financing costs related to the Incremental Term Loan B and the 2020 Senior Notes issued in connection with the Medicis Acquisition (a)	1,483
Less: interest expense recognized by Valeant in its consolidated statement of loss for the year ended December 31, 2012 related to the Incremental Term Loan B and the 2020 Senior Notes	(29,918)

Total	$115,024

(a)	In connection with the Medicis Acquisition, Valeant obtained $2.75 billion in financing through a syndication of the Incremental Term Loan B Facility of $1.0 billion and the issuance of the 2020 Senior Notes in the aggregate principal amount of $1.75 billion. The proceeds from the issuance of the Incremental Term Loan B Facility and the 2020 Senior Notes were utilized to fund (i) the Medicis Acquisition, (ii) Medicis’ obligation to pay the conversion consideration with respect to, or repurchase, the Medicis convertible Senior Notes, and (iii) transaction costs and expenses. Details pertaining to the (i) Incremental Term Loan B Facility and (ii) the 2020 Senior Notes are as follows:

(i)	Incremental Term Loan B Facility:

The Incremental Term Loan B Facility with a principal amount of $1.0 billion bears interest at Valeant’s option, (i) at the Base Rate (as defined in the Third Amended and Restated Credit and Guaranty Agreement dated February 13, 2012 as filed by Valeant on Form 8-K on February 17, 2012, (the “Credit Agreement”)) plus the applicable margin (which was 2.25% per annum as of December 31, 2012); or (ii) at LIBO rate plus the applicable margin (which was 3.25% per annum as of December 31, 2012) subject to a LIBO rate “floor” of 1.00% per annum and a Base Rate “floor” of 2.00% per annum. In connection with the issuance of the Incremental Term Loan B Facility, Valeant incurred approximately $26.2 million in fees, which have been recognized as debt issue discount, which resulted in the net proceeds of $973.8 million. The Incremental Term Loan B Facility has a maturity of 7 years and bore interest at a rate of 4.25%. The outstanding principal amount of the Incremental Term Loan B Facility will be payable in equal quarterly amounts of 1% per annum with the remaining balance due at the maturity of the Incremental Term Loan B Facility. Approximately $6.2 million of debt issuance costs was incurred in connection with the Incremental Term Loan B Facility and will be amortized using the effective interest method.

On February 21, 2013, Valeant and certain of its subsidiaries as guarantors entered into Amendment No. 4 to the Credit Agreement to effectuate a repricing of the Term Loan B

Facility and the Incremental Term Loan B Facility (the “Term Loan B Repricing Transaction”) by the issuance of the Repriced Term Loan B Facilities. Term loans under the Term Loan B Facility and the Incremental Term Loan B Facility were either exchanged for, or repaid with the proceeds of the Repriced Term Loan B Facilities. The applicable margins for borrowings under the Repriced Term Loan B Facilities are 1.75% with respect to base rate borrowings and 2.75% with respect to LIBO rate borrowings, subject to a 0.75% LIBO rate floor and a 1.75% base rate floor. Consistent with the previous Incremental Term Loan B Facility, the Repriced Incremental Term Loan B Facility mature on December 11, 2019 and begins amortizing quarterly on June 30, 2013 at an annual rate of 1.0%. In connection with the refinancing of the Term Loan B Facility and the Incremental Term Loan B Facility pursuant to the Term Loan B Repricing Transaction, Valeant paid a prepayment premium of approximately $23.0 million, equal to 1.0% of the refinanced term loans under the Term Loan B Facility and Incremental Term Loan B Facility. In addition, repayments of outstanding loans under the Repriced Term Loan B Facilities in connection with certain refinancings on or prior to August 21, 2013 require a prepayment premium of 1.0% of such loans prepaid. In connection with the Term Loan B Repricing Transaction, Valeant recognized a loss on extinguishment of debt of $21.4 million in the six-month period ended June 30, 2013, of which $14.4 million of the loss related to the extinguishment of the Incremental Term Loan B Facility. As of June 30, 2013, the effective rate of interest on Valeant’s borrowings under both the Repriced Term Loan B Facility and the Repriced Incremental Term Loan B Facility was 4.07% per annum.

On September 17, 2013, Valeant and certain of its subsidiaries, as guarantors, entered into Amendment No. 7 to the Credit Agreement to effectuate a repricing of the Repriced Term Loan B Facilities by issuance of the New Term Loan B Facilities. Term loans under the Repriced Term Loan B Facility and the Repriced Incremental Term Loan B Facility were either exchanged for, or repaid with the proceeds of the New Term Loan B Facilities. The applicable margins for borrowings under the New Term Loan B Facilities are 2.0% with respect to base rate borrowings and 3.0% with respect to LIBO rate borrowings, subject to a 0.75% LIBO rate floor. The incremental term loans under the New Term Loan B Facility and the New Incremental Term Loan B Facility have terms consistent with the previous Repriced Term Loan B Facility and the Repriced Incremental Term Loan B Facility. As of September 30, 2013, the effective rate of interest on the Valeant’s borrowings under both the New Term Loan B Facility and the New Incremental Term Loan B Facility was 3.83% per annum.

(ii)	2020 Senior Notes

The 2020 Senior Notes, in the aggregate principal amount of $1,750.0 million, accrue interest at the rate of 6.375% per annum payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2013. The 2020 Senior Notes mature on October 15, 2020. In connection with the issuance of the 2020 Senior Notes, Valeant incurred approximately $26.3 million in underwriting fees, which have been recognized as debt issue discount, which resulted in the net proceeds of $1,723.7 million. Approximately $4.7 million of debt issuance costs was incurred in connection with the 2020 Senior Notes and will be amortized using the effective interest method.

The 2020 Senior Notes are guaranteed by Valeant and each of its subsidiaries (other than VPI) that is a guarantor of the Senior Secured Credit Facilities. The indenture governing the terms of the 2020 Senior Notes provides that the 2020 Senior Notes will be redeemable at the option of VPI, in whole or in part, at any time on or after October 15, 2016, at the specified redemption prices, plus accrued and unpaid interest, if any, to the redemption date. In addition, VPI may redeem some or all of the 2020 Senior Notes prior to October 15, 2016, in each case at a price equal to 100% of the principal amount thereof, plus a make-whole premium. Prior to October 15, 2015, VPI may also redeem up to 35% of the aggregate principal amount of the 2020 Senior Notes using the proceeds from certain equity offerings at a redemption price equal to 106.375% of the principal amount of the 2020 Senior Notes, plus accrued and unpaid interest to the date of redemption.

If VPI or Valeant experiences a change in control, VPI may be required to repurchase the 2020 Senior Notes, as applicable, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but excluding, the purchase date of the 2020 Senior Notes, as applicable.

The 2020 Senior Notes indenture contains covenants that limit the ability of Valeant and certain of its subsidiaries to, among other things: incur or guarantee additional debt, make certain investments and other restricted payments, create liens, enter into transactions with affiliates, engage in mergers, consolidations or amalgamations, repurchase capital stock, repurchase subordinated debt and make certain investments and transfer and sell assets.

Based on the terms of the Incremental Term Loan B Facility and the 2020 Senior Notes, a 0.125 percent change in LIBO rate would not have an impact on the interest expense for the year ended December 31, 2012 and for the six months ended June 30, 2013.

(f)	To reverse debt-related charges, triggered by the Medicis Acquisition, recognized by Medicis in its historical financial statements as they do not have a continuing impact on the combined company’s financial results.

(g)	To record the deferred income tax impact of the acquisition on the income statement, primarily related to fair value adjustments for inventories, identifiable intangible assets, property and equipment, and the additional expense on incremental debt to finance the Medicis Acquisition (see Notes 4(a), (b), (c), (e), and (f)) based on Valeant’s statutory tax rate of 26.5%. The effective tax rate of the combined company could be significantly different than the statutory tax rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

7.	Pro Forma Adjustments in Connection with the B&L Acquisition

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Fair Value of Consideration Transferred in Connection with the B&L Acquisition; and Note 5. Assets Acquired and Liabilities Assumed in Connection with the B&L Acquisition. The following summarizes the pro forma adjustments in connection with the B&L Acquisition to give effect to the acquisition as if it had occurred on January 1, 2012 for purposes of the pro forma condensed combined statements of income and on June 30, 2013 for purposes of the pro forma condensed combined balance sheet:

(a)	To adjust amortization of intangible assets as follows:

(In thousands)	Year Ended December 31, 2012	Six Months Ended June 30, 2013
Eliminate B&L’s historical intangible asset amortization expense	$(114,675)	$(69,678)
Estimated amortization expense of acquired finite-lived intangibles:
Product brands (estimated to be $1,770,164 over an average useful life of 10 years)	189,105	94,553
Product rights (estimated to be $855,402 over an average useful life of 8 years)	140,062	70,030

Total	$214,492	$94,905

(b)	To record the following debt-related adjustments:

(In thousands)	Year Ended December 31, 2012	Six Months Ended June 30, 2013
Eliminate interest expense recorded by B&L relating to outstanding debt that is expected to be repaid in connection with the B&L Acquisition	$(210,567)	$(124,321)
Eliminate loss on debt extinguishment related to the 9.875% Senior Notes that are expected to be repaid in connection with the B&L Acquisition	(34,207)	(1,050)
Additional interest expense related to the senior term loan and the unsecured notes to be issued in connection with the B&L Acquisition (a)	423,174	209,686
Reverse amortization of commitment fee relating to the bridge loan facility obtained by Valeant in connection with the B&L Acquisition (b)	—	(24,229)

Total	$178,400	$60,086

(a)	In connection with the B&L Acquisition, Valeant obtained $9.6 billion in financing through a syndication of the incremental term loan facilities, the issuance of senior unsecured notes, and the issuance of new equity of approximately $2.3 billion prior to the closing of the B&L Acquisition. Details pertaining to the incremental term loan facilities and the senior unsecured notes are as follows:

(i)	The Incremental Term Loan Facilities

Concurrent with the closing of the B&L Acquisition, Valeant incurred incremental term loan facilities in the aggregate principal amount of $4,050.0 million (the “Incremental Term Loan Facilities”) under its existing Senior Secured Credit Facilities. The Incremental Term Loan Facilities consist of (1) $850.0 million of tranche A term loans (the “Tranche A Term Loans”), which bears interest at a rate per annum equal to, at the election of Valeant, (i) the base rate plus 1.25% or (ii) LIBO rate plus 2.25% and having terms that are consistent with Valeant’s existing New Term Loan A Facility, and (2) $3,200.0 million of tranche B term loans (the “Tranche B Term Loans”), which bears interest at a rate per annum equal to, at the election of Valeant, (i) the base rate plus 2.75% or (ii) LIBO rate plus 3.75%, subject to a 0.75% LIBO rate floor and a 1.75% base rate floor, and having terms that are consistent with the Valeant’s New Term Loan B Facility.

Tranche A Term Loans mature on April 20, 2016 and begin amortizing quarterly on September 30, 2013 at an annual rate of 10.0% and at an annual rate of 20.0% commencing March 31, 2014.

Tranche B Term Loans mature on August 5, 2020 and begin amortizing quarterly on September 30, 2013 at an annual rate of 1.0%.

For purposes of the unaudited pro forma condensed combined financial statements, the interest rates for the Tranche A Term Loans and the Tranche B Term Loans are assumed to be 2.44% and 4.50%, respectively.

The effective rates of interest for the Tranche A Term Loans and the Tranche B Term Loans are 3.91% and 5.03% per annum, respectively.

(ii)	The senior unsecured notes

On July 12, 2013, Valeant issued $1,600.0 million aggregate principal amount of the 6.75% senior notes due 2018 (the “2018 Senior Notes”) and $1,625.0 million aggregate principal amount of the 7.50% senior notes due 2021 (the “2021 Senior Notes” and together with the 2018 Senior Notes, the “Senior Unsecured Notes”) in a private placement. The 2018 Senior Notes mature on August 15, 2018 and bear interest at the rate of 6.75% per annum, payable semi-annually on February 15 and August 15 of each year, commencing on February 15, 2014. The 2021 Senior Notes mature on July 15, 2021 and bear interest at the rate of 7.50% per annum, payable semi-annually on January 15 and July 15 of each year, commencing on January 15, 2014. In connection with the issuances of the 2018 Senior Notes and the 2021 Senior Notes, Valeant incurred approximately $20.0 million and $20.3 million in underwriting fees, respectively, which are recognized as debt issue discount and which resulted in net proceeds of $1,580.0 million and $1,604.7 million, respectively.

The Notes are guaranteed by each of the Valeant’s subsidiaries that is a guarantor of the Valeant’s existing Senior Secured Credit Facilities. The 2018 Senior Notes and the 2021 Senior Notes are redeemable at the option of Valeant, in whole or in part, at any time on or after August 15, 2015 and July 15, 2016, respectively, plus accrued and unpaid interest, if any, to the applicable redemption date. In addition, Valeant may redeem some or all of the 2018 Senior Notes prior to August 15, 2015 and some or all of the 2021 Senior Notes prior to July 15, 2016, in each case at a price equal to 100% of the principal amount thereof, plus a make-whole premium. Prior to August 15, 2015, Valeant may redeem up to 35% of the aggregate principal amount of the 2018 Senior Notes and prior to July 15, 2016, Valeant may redeem up to 35% of the aggregate principal amount of the 2021 Senior Notes, in each case using the proceeds of certain equity offerings at the respective redemption price equal to 106.75% and 107.50% of the principal amount of the 2018 Senior Notes and 2021 Senior Notes, respectively, plus accrued and unpaid interest to the applicable date of redemption.

The Notes indentures contains covenants that limit the ability of Valeant, among other things: to incur or guarantee additional indebtedness, make certain investments and other restricted payments, create liens, enter into transactions with affiliates, engage in mergers, consolidations or amalgamations and transfer and sell assets.

The effective rates of interest for the 2018 Senior Notes and the 2021 Senior Notes are 7.07 % and 7.73 % per annum, respectively.

Based on the terms of the loans incurred in connection with the B&L Acquisition, a change in market interest rate would only impact the interest expense on the Tranche A Term Loans. A 0.125 percent change in LIBO rate could result in an increase or decrease in interest expense on the Tranche A Term Loans for the year ended December 31, 2012 and for the six months ended June 30, 2013 by $1.0 million and $0.4 million, respectively.

(b)	Valeant incurred a commitment fee of $37.3 million relating to the bridge loan facility that was obtained in connection with the B&L Acquisition. Of the $37.3 million commitment fee, $24.2 million was recognized as expense during the six months ended June 30, 2013. Such amount has been reversed for purposes of the unaudited pro forma condensed combined financial statements as they do not have a continuing impact on the combined company’s financial results.

(c)	To record an estimate of the deferred income tax impacts of the B&L Acquisition on the balance sheet and statements of loss, primarily related to the additional expense on incremental debt to finance the B&L Acquisition, estimated fair value adjustments for identifiable intangible assets, property, plant and equipment, and inventory (see Notes 7(a), (b), and (e)) based on Valeant’s statutory tax rate of 26.5%. Additionally, the deferred income tax balances have been adjusted to reflect the estimated tax effect associated with post-combination expenses related to the acceleration of B&L’s unvested options and B&L’s cancelled performance-based options as well as the commitment fee related to the bridge loan facility incurred by Valeant in connection with the B&L Acquisition, as further described in Note 7(q). The effective tax rate of the combined company could be significantly different than the statutory tax rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

(d)	To reverse acquisition-related transaction costs incurred by Valeant and B&L in connection with the B&L Acquisition as they do not have a continuing impact on the combined company’s financial results.

(e)	To adjust acquired inventory to an estimate of fair value. The combined company’s cost of sales will reflect the increased valuation of B&L’s inventory as the acquired inventory is sold, which is expected to occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results, and as such, it is not included in the unaudited pro-forma condensed combined statement of income.

(f)	To adjust identifiable intangible assets to an estimate of fair value as follows:

(In thousands)
Eliminate B&L’s historical intangible assets	$(1,939,086)
Fair value of acquired identifiable intangible assets	4,714,247

Total	$2,775,161

(g)	To adjust goodwill to an estimate of acquisition-date goodwill as follows:

(In thousands)
Eliminate B&L’s historical goodwill	$(1,587,513)
Estimated transaction goodwill	4,374,689

Total	$2,787,176

(h)	To eliminate B&L’s historical deferred charges associated with long-term debt, eliminate unamortized commitment fee associated with the bridge loan facility, and record the deferred financing costs incurred by Valeant in connection with the issuance of term loans and the senior notes in connection with the B&L Acquisition, as follows:

(In thousands)
Eliminate B&L’s historical deferred charges associated with long-term debt	$(56,557)
Eliminate unamortized commitment fee related to the bridge loan facility that was obtained by Valeant in connection with the B&L Acquisition	(13,084)
Estimated debt issuance costs associated with the senior term loan and the unsecured notes to be issued in connection with the B&L Acquisition	9,953

Total	$(59,688)

(i)	To record the payments for commitment fee related to the bridge loan facility incurred by Valeant in connection with the B&L acquisition and for accrued interests related to the B&L’s debt that was repaid by Valeant concurrent with the B&L Acquisition and to eliminate B&L’s deferred rent balance, as follows:

(In thousands)
Payment of commitment fee related to the bridge loan facility incurred by Valeant in connection with the B&L Acquisition	$(37,313)
Payment for accrued interests related to B&L’s debt that was repaid concurrent with the B&L Acquisition	(7,701)
Eliminate B&L’s deferred rent balance	(1,009)

Total	$(46,023)

(j)	To record the debt incurred by Valeant in connection with the B&L Acquisition, to adjust B&L’s existing debt to an estimate of fair value, and to record the repayment of B&L’s debt in connection with the B&L Acquisition, as follows:

(In thousands)
Establish Tranche A Term Loans and Tranche B Term Loans in connection with the B&L Acquisition, net of discount (a)	$3,935,433
Issuance of 2018 Senior Notes and 2021 Senior Notes in connection with the B&L Acquisition (a)	3,184,688
Fair value adjustment related to assumed debt	34,545
Repayment of unsecured term loan (b)	(707,010)
Repayment of U.S. dollar-denominated senior secured term loan (c)	(1,915,832)
Repayment of Euro-denominated senior secured term loan (c)	(603,952)
Repayment of U.S. dollar-denominated senior secured delayed draw term loan (c)	(398,003)
Repayment of U.S. dollar-denominated revolver loan (c)	(170,383)
Repayment of multi-currency denominated revolve loan (c)	(5,000)
Repayment of 9.875% senior notes (c)	(350,000)

Total	$3,004,486

(a)	Valeant incurred $7.3 billion of debt and issued $2.3 billion of equity to finance the B&L Acquisition as described in more details in Note 7(b) and 7(q).

(b)	In accordance with the debt indenture, B&L is required to offer to repurchase all of the unsecured term loan at a price of 101% of the principal amount in the event of a change of control. The unsecured term loan has been repaid by Valeant at a price of 101% of the principal amount concurrent with the B&L Acquisition.

(c)	Consists of repayment of the principal balance of each of B&L outstanding debt.

(k)	To adjust B&L’s contingent consideration liability to an estimate of fair value.

(l)	To adjust B&L’s pension and other benefit liabilities to an estimate of fair value and to eliminate B&L’s deferred rent balance as follows:

(In thousands)
Adjust pension and other benefit obligations to an estimate of fair value	$(43,331)
Eliminate B&L’s deferred rent balance	(131)

Total	$(43,462)

(m)	To eliminate B&L’s common stock.

(n)	To eliminate B&L’s additional paid-in capital.

(o)	To eliminate B&L’s accumulated other comprehensive loss.

(p)	To record the cash impact of financing and transaction costs as follows:

(In thousands)
Cash consideration for the B&L Acquisition	$(4,613,326)
Payment of performance stock options	(48,478)
Payment of unvested stock options that would be accelerated at the closing of the B&L Acquisition	(4,320)
Net proceeds from Tranche A Term Loans, Tranche B Term Loans, 2018 Senior Notes and 2021 Senior Notes	7,110,168
Repayment of unsecured term loan (a)	(708,225)
Repayment of U.S. dollar-denominated senior secured term loan (a)	(1,916,045)
Repayment of Euro-denominated senior secured term loan (a)	(604,027)
Repayment of U.S. dollar-denominated senior secured delayed draw term loan (a)	(398,041)
Repayment of U.S. dollar-denominated revolver loan (a)	(170,785)
Repayment of multi-currency denominated revolver loan (a)	(5,012)
Repayment of 9.875% senior notes (b)	(367,281)
Estimated acquisition-related transaction costs (c)	(71,018)

Total (d)	$(1,796,390)

(a)	Consist of repayment of principal balance and accrued and unpaid interests.

(b)	Consist of repayment of principal balance, accrued and unpaid interests as of the acquisition date and additional payment of $11.5 million to early settle the 9.875% senior notes.

(c)	Consist of acquisition-related transaction costs and commitment fee relating to the bridge loan facility incurred by Valeant in connection with the B&L Acquisition.

(d)	As noted in Note 5(d), B&L incurred additional debt of $14.5 million subsequent to June 29, 2013, which was assumed by Valeant as part of the B&L Acquisition in addition to the outstanding debt as of June 29, 2013. The additional debt of $14.5 million was also repaid by Valeant concurrent with the B&L Acquisition.

(q)	To eliminate B&L’s accumulated deficit, to record the cash consideration paid for unvested B&L stock options that are accelerated in connection with the B&L Acquisition as post-combination expense, to record the cash consideration paid for the B&L performance-based options, and to record acquisition-related costs to be incurred by Valeant in connection with the B&L Acquisition as follows:

(In thousands)
Eliminate B&L’s accumulated deficit	$1,148,100
Expense related to unvested B&L’s performance stock options that would vest in connection with the B&L Acquisition, net of tax of $12,847	(35,631)
Expense related to unvested B&L’s stock options that would be accelerated in connection with the B&L Acquisition, net of tax of $1,145	(3,175)
Loss to be recognized by Valeant related to additional payment made to repay B&L’s 9.875% senior notes (see Note 7(p)), net of tax of $3,057	(8,478)
Estimated acquisition-related costs to be incurred by Valeant and B&L in connection with the B&L Acquisition, net of tax of $3,467	(43,322)

Total	$1,057,494

The unaudited pro forma condensed combined financial statements do not reflect the acquisition-related restructuring charges associated with the expected pre-tax cost saving, except for the expense of $4.3 million related to the unvested B&L stock options that were accelerated in accordance with the Merger Agreement and an additional charge of $48.5 million made to holders of certain B&L performance-based options, which were cancelled by B&L prior to the execution of the Merger Agreement. The anticipated cash and non-cash acquisition-related restructuring charges are estimated to be in the range of $375 to $425 million, exclusive of the charges described above and on a pre-tax basis, and will be expensed as incurred.

(r)	To adjust noncontrolling interest to an estimate of fair value.

(s)	The unaudited pro forma combined basic and diluted earnings per share for the periods presented have been adjusted by the shares issued by Valeant in a public offering, which was completed on June 24, 2013, as if they were issued on January 1, 2012. As a result of the public offering of its commons shares, Valeant issued 27,058,824 of its common shares, no par value, at a price of $85.00 per share, or aggregate gross proceeds of approximately $2.3 billion. In connection with the issuance of these new common shares, Valeant incurred approximately $30.5 million of issuance costs, which has been reflected as reduction to the gross proceeds from the equity issuance.